     As filed with the Securities and Exchange Commission on August 3, 1999


                                                      Registration No. 333-79483
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                             THE COBALT GROUP, INC.
             (Exact name of registrant as specified in its charter)

               Washington                                   7375                                   91-1674947
    (State or other jurisdiction of             (Primary Standard Industrial            (I.R.S. Employer Identification
     incorporation or organization)             Classification Code Number)                         Number)

                            ------------------------

                          2030 First Avenue, Suite 300
                               Seattle, WA 98121
                                 (206) 269-6363
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               Geoffrey T. Barker
                           Co-Chief Executive Officer
                             The Cobalt Group, Inc.
                          2030 First Avenue, Suite 300
                               Seattle, WA 98121
                           Telephone: (206) 269-6363
                              Fax: (206) 269-6350
    (Name, address, including zip code, and telephone and facsimile numbers, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

              Ronald J. Lone                              Alan K. Austin
           Christopher J. Voss                           Mark L. Reinstra
             Marc S. Marchiel                            John L. Whittle
             Stoel Rives LLP                              Daniel K. Yuen
          3600 One Union Square                  Wilson Sonsini Goodrich & Rosati
          600 University Street                      Professional Corporation
            Seattle, WA 98101                           650 Page Mill Road
           Tel: (206) 624-0900                       Palo Alto, CA 94304-1050
           Fax: (206) 386-7500                         Tel: (650) 493-9300
                                                       Fax: (650) 493-6811

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         Proposed Maximum    Proposed Maximum       Amount of
              Title of Each Class of                    Amount to         Offering Price    Aggregate Offering     Registration
              Securities Registered                  be Registered(1)      Per Share(2)          Price(2)             Fee(3)
Common stock, $0.01 par value.....................      5,559,615             $15.00           $82,625,000           $22,970

(1) Includes 675,000 shares that may be purchased by the underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(3) Previously paid.
                         ------------------------------

    THE REGISTRANT AGREES THAT THE SECURITIES AND EXCHANGE COMMISSION MAY CONSIDER IT TO HAVE FILED AN AMENDMENT TO THIS REGISTRATION STATEMENT ON THE DATE NECESSARY TO DELAY THIS REGISTRATION STATEMENT'S EFFECTIVE DATE UNTIL EITHER (1) THE REGISTRANT FILES AN AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UNDER SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED; OR (2) UNTIL THE DATE THAT THE SECURITIES AND EXCHANGE COMMISSION DECLARES THIS REGISTRATION STATEMENT TO BE EFFECTIVE.

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- --------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered, all of which will be paid by the Registrant. All amounts are estimates except the SEC registration, NASD and Nasdaq filing fees.

SEC Registration fee......................................................  $  23,978
NASD filing fee...........................................................      9,125
Nasdaq National Market listing fee........................................     95,000
Blue Sky fees and expenses................................................      5,000
Accounting fees and expenses..............................................    200,000
Legal fees and expenses...................................................    300,000
Transfer agent and registrar fees.........................................     10,000
Printing and engraving expenses...........................................    100,000
Miscellaneous expenses....................................................      6,897
                                                                            ---------
Total.....................................................................  $ 750,000
                                                                            ---------
                                                                            ---------

ITEM 14. Indemnification of Directors and Officers

    Cobalt's articles of incorporation limit the liability of directors to the maximum extent permitted by Washington law. Washington law provides that the articles of incorporation may contain provisions that eliminate or limit the personal liability of a directors to the corporation or its shareholders provided that such provisions do not eliminate or limit the liability of a director for (1) acts or omissions involving intentional misconduct or a knowing violation of law, (2) unlawful payments of distributions, or (3) any transaction from which the director will personally receive an improper benefit in money, property, or services.

    Cobalt's bylaws provide that Cobalt shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. Cobalt's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

    Cobalt will maintain officers' and directors' liability insurance which will insure against liabilities that officers and directors of Cobalt may incur in such capacities. Cobalt also intends to enter into indemnification agreements with its directors and officers.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of Cobalt and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. Recent Sales of Unregistered Securities

    (a) Since January 1, 1996, Cobalt has made the following sales of securities that were not registered under the Securities Act:

        1. From February through August 1996, Cobalt issued 507,197 shares of common stock to six individual third party investors at purchase prices ranging from $0.44 to $0.60 per share. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        2. In August 1996, Cobalt issued 120,000 shares of common stock to each of Mr. Barker and Mr. Holt at a purchase price of $0.60 per share. In satisfaction of the purchase price, Messrs. Barker and Holt each executed promissory notes to Cobalt due in August 2006 in the principal amount of $72,000. The promissory notes bear interest at a rate of 8% per annum. Each promissory note is secured by a pledge of the common stock issued in the purchase transaction. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        3. From September through December 1996, Cobalt issued 120,000 shares of common stock to two individual third party investors and to Ms. Davidson, at prices ranging from $0.75 to $1.25 per share. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        4. On October 23, 1996, Cobalt issued to The Madrona Investment Group, LLC a warrant to purchase 24,000 shares of common stock at an exercise price of $1.25 per share. The Madrona warrant was later repriced at $0.30 per share. The Madrona warrant expires on October 31, 2003. The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        5. In January and February 1997, Cobalt sold 6,750 shares of common stock to two employees at $1.25 per share. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        6. On February 27, 1997, Cobalt issued to GH Investments a warrant to purchase 37,500 shares of common stock at an exercise price of $0.55 per share. The GH Investments warrant expires on February 28, 2004. The warrant was issued in reliance on the exemption from registration provided by
    Section 4(2) of the Securities Act.

        7. During the period from May 27, 1996 through May 27, 1999, Cobalt granted options to purchase an aggregate of 4,057,612 shares of common stock pursuant to its stock option plan. 897,495 shares of common stock have been issued on exercise of such options in reliance on Rule 701 under the Securities Act.

        8. On February 28, 1997, Cobalt issued and sold 4,510,934 shares of Series A Preferred Stock to investment funds affiliated with First Analysis Corporation for an aggregate consideration of $2.5 million in cash. The sale of the Series A Preferred Stock was made in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. Following this sale of Series A Preferred Stock, Cobalt also issued 119,867 shares of common stock to nine existing shareholders who had purchased common stock at a per share price greater than that paid by First Analysis Corporation. These dilution protection shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        9. On October 7, 1998 and November 6, 1998, Cobalt issued and sold 7,047,620 shares of Series B and Series B-1 Preferred Stock to Warburg, Pincus Equity Partners, L.P. and The Reynolds and Reynolds Company for an aggregate consideration of $29.3 million in cash and as partial consideration for an asset purchase. Sales of the Series B and Series B-1 Preferred Stock were made in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

        10. On April 30, 1999, Cobalt issued and sold 12,500 shares of Series C Preferred Stock to Howard Tullman, a Director of Cobalt. Also on April 30, 1999, Cobalt issued and sold 500,000 shares of Series C Preferred Stock to two entities that previously held equity in PartsVoice, LLC and warrants to purchase 160,000 shares of common stock at an exercise price of $6.00 per share to those same two entities and a third entity that previously held equity in PartsVoice LLC for an aggregate consideration of $4.1 million. Sales of the Series C Preferred Stock and the warrants were made in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

Number                                                   Description
- ---------  -------------------------------------------------------------------------------------------------------
 1.1*      Form of Underwriting Agreement.
 3.1*      Amended and Restated Articles of Incorporation of The Cobalt Group, Inc.
 3.2*      Bylaws of The Cobalt Group, Inc.
 5.1*      Opinion of Stoel Rives LLP
10.1*      The Cobalt Group, Inc. 1995 Stock Option Plan, as amended.
10.2*      Promissory Note, dated August 20, 1996, between The Cobalt Group, Inc. and John W.P. Holt (and schedule of similar Note between The Cobalt Group, Inc. and Geoffrey T. Barker).
10.3*      Lease Agreement, dated September 14, 1996, between The Cobalt Group, Inc. and David and Nancy Jo
           Edelstein.
10.3.1*    Amendment No. 1 to Lease Agreement, dated April 21, 1998, between First and Lenora, LLC and The Cobalt
           Group, Inc.
10.3.2*    Amendment No. 2 to Lease Agreement, dated December 16, 1998, between First and Lenora, LLC and The
           Cobalt Group, Inc.
10.4*      Purchase Warrant, dated October 23, 1996, from The Cobalt Group, Inc. to Madrona Investment Group, LLC.
10.5*      Confidentiality and Noncompetition Agreement, dated February 28, 1997, between The Cobalt Group, Inc.
           and John W.P. Holt (and schedule of similar Agreement with Geoffrey T. Barker).
10.6*      Purchase Warrant, dated February 27, 1997 from The Cobalt Group, Inc. to GH Investments.
10.7*      Registration Agreement, dated February 28, 1997, between The Cobalt Group, Inc., The Productivity Fund
           III, L.P., Environmental Private Equity Fund II, L.P. and Mark T. Koulogeorge.
10.7.1*    First Amendment to Registration Agreement, dated October 7, 1998, between The Cobalt Group, Inc., the
           Productivity Fund III, L.P., Environmental Private Equity Fund II, L.P. and Mark T. Koulogeorge.
10.7.2*    Second Amendment to Registration Agreement, dated July 7, 1998, between The Cobalt Group, Inc., the
           Productivity Fund III, L.P., Environmental Private Equity Fund II, L.P. and Mark T. Koulogeorge.
10.8*      Management Services Agreement, dated February 28, 1997, between The Cobalt Group, Inc. and First
           Analysis Securities Corporation.
10.8.1*    First Amendment to Management Services Agreement, dated October 7, 1998, between The Cobalt Group, Inc.
           and First Analysis Securities Corporation.
10.9*      Lease Agreement, dated October 20, 1997, between Compu-Time, Inc. and CTL Management, Inc.
10.10*     Acquisition and Investment Agreement, dated November 25, 1997, between The Cobalt Group, Inc. and The
           Reynolds and Reynolds Company.
10.11*     Asset Purchase Agreement, dated March 3, 1998, between The Cobalt Group, Inc. and Home Shark, Inc.
10.12*     Lease Agreement, dated December 1, 1997, between Parts Voice and CTL Management, Inc.
10.13*     Series B Stock Purchase Agreement, dated October 7, 1998, between The Cobalt Group, Inc. and E.M.
           Warburg, Pincus, L.P.

Number                                                   Description
- ---------  -------------------------------------------------------------------------------------------------------
10.14*     Information Rights Agreement, dated October 7, 1998, between The Cobalt Group, Inc. and the holders of
           Series A Preferred Stock.
10.15*     Purchase Agreement, dated April 19, 1999, between The Cobalt Group, Inc., Locators, Inc., Parts Finder
           Locating Systems, Inc., Compu-Time, Inc., Brian Allen and Shirley Atherton.
10.16*     Agreement for Management of Security, dated April 30, 1999, between The Cobalt Group, Inc., Compu-Time,
           Inc, Parts Finder Locating Systems, Inc. and Locators, Inc.
10.17*     Pledge and Security Agreement, dated April 30, 1999, between The Cobalt Group, Inc., Compu-Time, Inc.,
           Parts Finder Locating Systems, Inc. and Locators, Inc.
10.18*     Warrant Shares and Series C Preferred Shares Registration Agreement, dated April 30, 1999, between The
           Cobalt Group, Inc., Compu-Time, Inc., Parts Finder Locating Systems, Inc. and Locators, Inc.
10.19*     90-Day Promissory Note, dated April 30, 1999, between The Cobalt Group, Inc. and Compu-Time, Inc. (and schedule of similar Notes).
10.19.1*   Form of letter amendment to 90-Day Promissory Note, dated April 30, 1999, between The Cobalt Group,
           Inc., and each of Compu-Time, Inc., Locators, Inc., and Parts Finder Locating Systems, Inc.
10.20*     270-Day Promissory Note, dated April 30, 1999, between The Cobalt Group, Inc. and Compu-Time, Inc. (and schedule of similar Notes).
10.21*     Purchase Warrant, dated April 30, 1999, from The Cobalt Group, Inc. to Parts Finder Locating Systems,
           Inc. (and schedule of similar Warrants).
10.22*     Loan and Security Agreement, dated May 27, 1999, between The Cobalt Group, Inc. and Greyrock Capital.
10.23*     The Cobalt Group, Inc. 1999 Employee Stock Purchase Plan.
10.24*     Share Purchase Agreement dated July 7, 1999 between The Cobalt Group, Inc. and GE Financial Assurance
           Holdings, Inc.
10.25*     Letter Agreement dated July 7, 1999 between The Cobalt Group, Inc. and GE Capital Management
           Corporation.
11.1*      Statement Regarding Computation of Per Share Earnings.
21.1*      Subsidiaries of the Registrant.
23.1*      Consent of Stoel Rives LLP (reference is made to Exhibit 5.1).
23.2       Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.
23.3       Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.
24.1*      Power of Attorney.
27.1*      Financial Data Schedule.

    (b) Financial Statement Schedules

16.1*      Report of Independent Accountants on Financial Statement Schedule.
16.2*      Schedule II: Valuation and Qualifying Accounts.

- ---------

*   Previously filed

ITEM 17. Undertakings

    (a) The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective,

        (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of San Francisco, State of California, on the 3rd day of August 1999.


                                THE COBALT GROUP, INC.

                                By:  /s/ GEOFFREY T. BARKER
                                     -----------------------------------------
                                     Name: Geoffrey T. Barker
                                     Title: CO-CHIEF EXECUTIVE OFFICER AND
                                     DIRECTOR


             Name                         Title                    Date
- ------------------------------  --------------------------  -------------------
    /s/ GEOFFREY T. BARKER      Co-Chief Executive Officer
- ------------------------------    and Director (principal     August 3, 1999
      Geoffrey T. Barker          executive officer)

     /s/ JOHN W.P. HOLT *       Co-Chief Executive Officer
- ------------------------------    and Director (principal     August 3, 1999
        John W.P. Holt            executive officer)

    /s/ DAVID M. DOUGLASS*      Chief Financial Officer,
- ------------------------------    Vice President,             August 3, 1999
      David M. Douglass           Operations and Secretary

   /s/ HOWARD A. TULLMAN *
- ------------------------------  Chairman of the Board of      August 3, 1999
      Howard A. Tullman           Directors

  /s/ MARK T. KOULOGEORGE *
- ------------------------------  Director                      August 3, 1999
     Mark T. Koulogeorge

    /s/ JOSEPH P. LANDY *
- ------------------------------  Director                      August 3, 1999
       Joseph P. Landy

  /s/ ERNEST H. POMERANTZ *
- ------------------------------  Director                      August 3, 1999
     Ernest H. Pomerantz

    /s/ J. D. POWER, III *
- ------------------------------  Director                      August 3, 1999
       J. D. Power, III


* By   /s/ GEOFFREY T. BARKER
      -------------------------
         Geoffrey T. Barker
          Attorney-in-fact